UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 10, 2008

THE DOW CHEMICAL COMPANY
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-3433 Commission File Number	38-1285128 (IRS Employer Identification No.)

2030 Dow Center, Midland, Michigan (Address of principal executive offices)	48674 (Zip code)

(989) 636-1000 (Registrant’s telephone number, including area code)

N.A. (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On July 10, 2008, The Dow Chemical Company (the “Company”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with the Rohm and Haas Company (“Rohm and Haas”) and Ramses Acquisition Corp., a direct, wholly owned subsidiary of the Company (“Merger Subsidiary”).

Merger Agreement

The Merger Agreement provides that, upon the terms and subject to the conditions set forth therein, Merger Subsidiary will merge with and into Rohm and Haas, with Rohm and Haas as the surviving corporation of the merger (the “Merger”).  As a result of the Merger, Rohm and Haas will become a wholly owned subsidiary of the Company.  Each outstanding share of Rohm and Haas common stock will be converted into the right to receive an amount in cash (the “Merger Consideration”) equal to $78.00.  In the event that the Merger does not close by January 10, 2009 (the “Additional Consideration Date”), the per share Merger Consideration shall increase by an amount equal to the excess, if any, of (I) $78.00 multiplied by the product of (A) 8% and (B) the quotient obtained by dividing the number of days elapsed from the Additional Consideration Date to the earlier of the date of the closing of the Merger and July 10, 2009 by 365, over (II) any dividends or distributions (valued at the date of the closing of the Merger using 8% simple interest per annum from the applicable date of payment) declared on a share of Rohm and Haas common stock with a record date between January 10, 2009 and the earlier of July 10, 2009 and the closing of the Merger and thereafter paid.  Each option to purchase shares of common stock of Rohm and Haas granted under the Rohm and Haas stock option plans and all other equity based compensation awards, whether vested or unvested, will become fully vested and be converted into the right to receive the Merger Consideration, less any applicable exercise price.

The Company and Rohm and Haas have made customary representations, warranties and covenants in the Merger Agreement.  Rohm and Haas has agreed, among others things, (i) subject to certain exceptions, to conduct its business in the ordinary course of business between the execution of the Merger Agreement and closing of the Merger and not to engage in certain kinds of transactions during such period, (ii) not to solicit alternative transactions or, subject to certain exceptions, enter into discussions concerning, or provide confidential information in connection with, any alternative transaction, and (iii) subject to certain exceptions, that Rohm and Haas’ board of directors will recommend that Rohm and Haas’ stockholders vote in favor of the adoption of the Merger Agreement.

Consummation of the Merger is subject to customary closing conditions, including (i) the approval of Rohm and Haas’ shareholders, (ii) expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, (iii) issuance by the European Commission of a decision under Council Regulation (EC) No. 139/2004 of 20 January 2004 on the control of concentrations between undertakings (published in the Official Journal of the European Union on January 29, 2004 at L 24/1) declaring the Merger compatible with the common market, (iv) subject to certain exceptions, the expiration or termination of certain foreign regulatory waiting periods and the receipt of certain foreign regulatory clearances, and (v) subject to certain exceptions, the accuracy of the representations and warranties and compliance with the covenants of each party.  Consummation of the Merger is not conditioned upon the receipt by the Company of financing.

The Merger Agreement contains certain termination rights for both the Company and Rohm and Haas, and further provides that, upon termination of the Merger Agreement, under certain circumstances, Rohm and Haas may be obligated to pay the Company a termination fee equal to $600 million and, in certain circumstances, the Company may be obligated to pay Rohm and Haas a termination fee equal to $750 million.

The Merger Agreement provides that the Company will seek to appoint two individuals nominated by Rohm and Haas to the board of directors of the Company, effective as of the closing of the Merger.

The foregoing summary of the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Merger Agreement, which is attached as Exhibit 2.1 hereto and incorporated herein by reference.

The Merger Agreement has been included to provide investors and security holders with information regarding its terms.  It is not intended to provide any other factual information about the Company, Rohm and Haas or Merger Subsidiary.  The representations, warranties and covenants contained in the Merger Agreement were made only for purposes of that agreement and as of specific dates; were solely for the benefit of the parties to the Merger Agreement; may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts; and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors are not third-party beneficiaries under the Merger Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company, Rohm and Haas or Merger Subsidiary or any of their respective subsidiaries or affiliates.  Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

Voting Agreement

In connection with the Merger Agreement, certain stockholders of Rohm and Haas holding, in the aggregate, voting power of approximately 32% of Rohm and Haas’ outstanding common stock have entered into a voting agreement (the “Voting Agreement”) with the Company and Rohm and Haas pursuant to which such stockholders have agreed, among other things, to vote in favor of the adoption of the Merger Agreement.  In addition, each such stockholder has agreed not to (i) subject to certain limited exceptions, transfer its shares of common stock of Rohm and Haas, (ii) solicit alternative transactions or (iii) enter into discussions concerning, or provide confidential information in connection with, any alternative transaction.  The Voting Agreement will terminate upon the earlier of the receipt of the Rohm and Haas stockholder approval of the Merger and the termination of the Merger Agreement.

The foregoing summary of the Voting Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Voting Agreement, which is attached as Exhibit 10.1 hereto and incorporated herein by reference.

Financing Commitment Letters

The Company has received certain commitments to provide financing for the Merger, as described below.

Equity Commitment Letters

On July 7, 2008 and July 8, 2008, respectively, the Company entered into equity commitment letters (the “Equity Commitment Letters”) with Berkshire Hathaway Inc. (“BHI”) and the Kuwait Investment Authority (“KIA” and, together with BHI, the “Commitment Parties”) pursuant to which the Commitment Parties agreed to acquire 3,000,000 and 1,000,000 shares, respectively, of cumulative convertible perpetual preferred stock of the Company, having a liquidation preference $1,000 per share (the “Convertible Preferred Stock”), for an aggregate consideration of $4.0 billion.  These commitments are conditioned upon the closing of the Merger and are subject to other customary conditions precedent.

Under the Equity Commitment Letters, each share of the Convertible Preferred Stock may be converted at any time, at the option of the holder, into 24.2010 shares of the Company's common stock, subject to customary antidilution adjustments and certain other adjustments, which represents an initial conversion price of approximately $41.32 per share.  The conversion price reflects a premium of 20% over the average of the daily volume weighted average price per share of the Company's common stock for the period from July 7, 2008 through July 9, 2008.  On or after five years from the date on which the Convertible Preferred Stock is issued, the Company may, at its option, at any time or from time to time, cause some or all of the Convertible Preferred Stock to be converted into shares of the Company's common stock at the then applicable conversion rate if, for 20 trading days within any period of 30 consecutive trading days ending on the trading day preceding the date the Company gives notice of conversion at its option, the closing price of the Company's common stock exceeds 130% of the then-applicable conversion price.  Dividends on the Convertible Preferred Stock are payable at the rate of 8.5% per annum, in either cash, common stock or a combination of both, at the option of the Company.

Under the Equity Commitment Letters, each Commitment Party has agreed to be subject to certain standstill provisions and not to transfer, hypothecate, sell or hedge the Convertible Preferred Stock, any common stock of the Company received upon conversion of the Convertible Preferred Stock, or its exposure to the common stock of the Company for a period of five years following the closing of the Merger, subject to certain exceptions.

Debt Commitment Letter

The Company entered into a debt commitment letter dated July 10, 2008 (the “Debt Commitment Letter”) with Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Merrill Lynch Capital Corporation, Morgan Stanley Senior Funding, Inc. and Morgan Stanley Bank (the “Arrangers”) pursuant to which the Arrangers committed to lend $13.0 billion to the Company.  These commitments are subject to certain customary conditions precedent.

Item 8.01	Other Events

On July 10, 2008, the Company issued a press release announcing the execution of the Merger Agreement.  A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated as of July 10, 2008, among The Dow Chemical Company, Ramses Acquisition Corp. and Rohm and Haas Company

10.1	Voting Agreement, dated as of July 10, 2008, by and among Rohm and Haas Company, The Dow Chemical Company and each of the persons and entities listed on Schedule I thereto

99.1	Press Release

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  July 10, 2008

The Dow Chemical Company

By:	/s/ Charles J. Kalil
	Name:	Charles J. Kalil
	Title:	Executive Vice President, General
Counsel and Corporate Secretary

EXHIBITS

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated as of July 10, 2008, among The Dow Chemical Company, Ramses Acquisition Corp. and Rohm and Haas Company

10.1	Voting Agreement, dated as of July 10, 2008, by and among Rohm and Haas Company, The Dow Chemical Company and each of the persons and entities listed on Schedule I thereto

99.1	Press Release